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Exhibit (11) - Statement Re:  Computation of Earnings Per Share

COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries


(In thousands, except per share data)

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
                                    Three Months Ended
                                         March 31,
                                    -------------------
                                      2002       2001
                                    --------   --------
Basic:
   Average shares outstanding        176,160    177,679
                                    ========   ========

Net income                          $214,164   $ 93,592
Less preferred stock dividends             -      4,275
                                    --------   --------
Net income applicable to common
  stock                             $214,164   $ 89,317
                                    ========   ========

Basic net income per share             $1.22      $0.50

Diluted:
  Average shares outstanding         176,160    177,679
  Nonvested stock                        260        156
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options        2,068      2,413
                                    --------   --------
    Diluted average shares           178,488    180,248
                                    ========   ========
Net income                          $214,164   $ 93,592
Less preferred stock dividends             -      4,275
                                    --------   --------
Net income applicable to common
  stock                             $214,164   $ 89,317
                                    ========   ========

Diluted net income per share        $   1.20   $   0.50
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